 Exhibit 99.1

QKL Stores Inc. Announces Change in Independent

Registered Public Accounting Firm

Daqing, China, February 14, 2012 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China, today announced that in order to significantly reduce its accounting expenses, the Company has dismissed BDO China Shu Lun Pan Certified Public Accountants LLP (“BDO”), as its principal accountant, and engaged Albert Wong & Co LLP (“Albert Wong”) as its new independent registered public accounting firm effective immediately. The Company has had no disagreements with BDO during their tenure.

Mr. Zhuangyi Wang, Chairman and CEO, said, “We are appreciative of BDO’s service during their tenure and welcome Albert Wong as our new accounting firm. As we constantly monitor our business in an effort to manage costs and improve our profitability where appropriate, we believe the change of our accounting firm will significantly reduce our accounting expenses. We remain committed to improving the profitability of our company on behalf of our shareholders.”

The Company and BDO have not had any disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures that, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement in connection with its report on the Company’s consolidated financial statements. Further information is available in the Current Report on Form 8-K which was filed with the Securities and Exchange Commission on February 14, 2012.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeast China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. As of February 14, 2012, the Company had 54 retail locations for an aggregate total of 324,400 sq. meters of store space. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In China:	ICR, Inc. In U.S.:
Mike Li, Investor Relations	Bill Zima
+86-459-460-7987	+1-203-682-8233